Exhibit 4.14

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF (A) SUCH REGISTRATION, (B) AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS, (C) ORCHESTRA BIOMED HOLDINGS, INC. OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS COMPLIANT WITH SUCH LAWS OR (D) A VALID EXEMPTION FROM SUCH REQUIREMENT AS TO SUCH SECURITIES UNDER THE SECURITIES ACT.

Date of Issuance: October 6, 2023

WARRANT TO PURCHASE

SHARES OF STOCK OF

ORCHESTRA BIOMED

HOLDINGS, INC.

(Void after October 6, 2028)

This certifies that AVENUE VENTURE OPPORTUNITIES FUND, L.P., a Delaware limited partnership, or permitted assigns (“Holder”), for value received, is entitled to purchase from ORCHESTRA BIOMED HOLDINGS, INC., a Delaware corporation (“Company”), the Applicable Number (hereinafter defined) of fully paid and nonassessable shares of the common stock of Company (“Common Stock”) (the “Warrant Stock”), for cash, at a purchase price per share equal to the Stock Purchase Price (hereinafter defined). Holder may also exercise this Warrant on a cashless or “net issuance” basis as described in Section 1.2 below, and this Warrant shall be deemed to have been exercised in full on such basis on the Expiration Date (hereinafter defined), to the extent not fully exercised prior to such date. This Warrant is issued in in lieu of certain cash payments owed by the Company’s subsidiary, Orchestra BioMed, Inc. (“Orchestra”), to the Lenders (as defined below) in connection with the payoff of that certain Loan and Security Agreement and Supplement thereto, both dated as of June 3, 2023 (as amended, restated and supplemented from time to time, the “Loan Agreement” and the “Supplement”, respectively), between Orchestra, as borrower, Holder, as a lender and in its capacity as administrative agent and collateral agent (in such capacity, the “Agent”) and AVENUE VENTURE OPPORTUNITIES FUND II, L.P., a Delaware limited partnership (in its capacity as a lender, together with Holder, each a “Lender” and collectively, “Lenders”). Capitalized terms used herein and not otherwise defined in this Warrant shall have the meaning(s) ascribed to them in the Loan Agreement and the Supplement, unless the context would otherwise require.

“Applicable Number” means the number of shares of Warrant Stock purchasable hereunder obtained by dividing (A) $42,500 (such amount sometimes referred to hereinafter as the “Coverage Amount”) by (B) $7.67, which is the closing price of the Common Stock on the Nasdaq Global Market on the trading day immediately preceding issuance of this Warrant (rounded up to the nearest whole number if the Applicable Number results in a fractional share of Warrant Stock).

“Stock Purchase Price” means $7.67, which is the closing price of the Common Stock on the Nasdaq Global Market on the trading day immediately preceding issuance of this Warrant.

This Warrant may be exercised at any time or from time to time up to and including 5:00 p.m. (Pacific time) on October 6, 2028 (the “Expiration Date”), upon surrender to Company at its principal office at 60 East 42nd Street, Suite 2430, New York, NY 10165 (or at such other location as Company may advise Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly completed and signed and, unless this Warrant is being exercised pursuant to Section 1.2, upon payment in cash or by check of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. Notwithstanding any contrary provision herein, if this Warrant was originally executed and/or delivered electronically, in no event shall Holder be required to surrender or deliver an ink-signed paper copy of this Warrant in connection with its exercise hereof or of any rights hereunder, nor shall Holder be required to surrender or deliver a paper or other physical copy of (i) this Warrant or (ii) any other document in connection with any exercise hereof.

This Warrant is subject to the following terms and conditions:

1.Exercise; Issuance of Certificates; Payment for Shares.

1.1Unless an election is made pursuant to Section 1.2, this Warrant shall be exercisable at the option of Holder, at any time or from time to time, on or before the Expiration Date for all or any portion of the shares of Warrant Stock (but not for a fraction of a share) which may be purchased hereunder for the Stock Purchase Price multiplied by the number of shares to be purchased. Company agrees that the shares of Warrant Stock purchased under this Warrant shall be and are deemed to be issued to Holder as the record owner of such shares as of the close of business on the date on which the form of subscription shall have been delivered and payment made for such shares. Subject to the provisions of Section 2, upon any exercise of this Warrant for all or any portion of the Warrant Stock that may be purchased hereunder, Holder shall deliver to Company such documents and instruments as the Board of Directors of Company determine to be necessary or appropriate. Except as provided in Section 1.2, in case of a purchase of less than all the shares which may be purchased under this Warrant, Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under this Warrant surrendered upon such purchase to Holder within a reasonable time.

1.2Cashless Exercise. Holder, in lieu of exercising this Warrant by the cash payment of the Stock Purchase Price pursuant to Section 1.1, may elect, at any time on or before the Expiration Date, to surrender this Warrant and receive that number of shares of Warrant Stock computed using the following formula:

Where:  X = the number of shares of Warrant Stock to be issued to Holder.

Y = the number of shares of Warrant Stock that Holder would otherwise have been entitled to purchase hereunder pursuant to Section 1.1 (or such lesser number of shares as Holder may designate in the case of a partial exercise of this Warrant).

A = the Fair Market Value (as determined pursuant to Section 1.3, below) of one share of Warrant Stock.

B = the Stock Purchase Price then in effect.

Election to exercise under this Section 1.2 may be made by delivering a signed form of subscription to Company via facsimile or electronic mail, to be followed by delivery of this Warrant. Notwithstanding anything to the contrary contained in this Warrant, if as of the close of business on the last business day preceding the Expiration Date this Warrant remains unexercised as to all or a portion of the shares of Warrant Stock purchasable hereunder, then effective as 9:00 a.m. (Pacific time) on the Expiration Date, Holder shall be deemed, automatically and without need for notice to Company, to have elected to exercise this Warrant in full pursuant to the provisions of this Section 1.2, and upon surrender of this Warrant shall be entitled to receive that number of shares of Warrant Stock computed using the above formula, provided that the application of the formula as of the Expiration Date yields a positive number for “X”.

For purposes of Rule 144 (“Rule 144”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), it is acknowledged and agreed that (i) the shares issuable upon any exercise of this Warrant in any cashless exercise transaction shall be deemed to have been acquired on the date of issuance of this Warrant, and (ii) the holding period for any shares issuable upon the exercise of this Warrant in any cashless exercise transaction shall be deemed to have commenced on the date of issuance of this Warrant.

1.3Fair Market Value. If shares of Warrant Stock are then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”), the fair market value of a share of Warrant Stock (the “Fair Market Value”) shall be the closing price or last sale price of a share of such class of stock reported for the business day immediately before the date on which Holder delivers this Warrant, together with a Form of Subscription, to the Company. If shares of Warrant Stock are not then traded in a Trading Market, then the Board of Directors of the Company shall determine the Fair Market Value of a share of Warrant Stock in its reasonable good faith judgment, provided that in the case of any dispute by the Holder as to the Board of Directors’ determination of Fair Market Value or any dispute in respect of any other computation required to be made hereunder, the parties agree to negotiate any such disputes in good faith.

2.Limitation on Transfer.

2.1This Warrant and the Warrant Stock shall not be transferable except upon the conditions specified in this Section 2, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each holder of this Warrant or the Warrant Stock issuable hereunder will cause any proposed transferee of the Warrant or Warrant Stock to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2. Notwithstanding the foregoing and any other provision of this Section 2 but subject to the last sentence of Section 2.4, Holder may freely transfer all or part of this Warrant or the shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the shares, if any) at any time to any affiliate of Holder, by giving Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to Company for reissuance to the transferees(s) (and Holder, if applicable). Notwithstanding anything herein to the contrary, Holder may not, without the Company’s prior written consent, transfer this Warrant or any portion thereof, or any shares of Warrant Stock issued upon any exercise hereof, to any person or entity who directly competes with the Company, except in connection with an acquisition of the Company by such direct competitor approved by the Company’s board of directors.

2.2Except as provided in Section 2.3 or unless such securities have been sold pursuant to Rule 144 or pursuant to an effective registration statement under the Securities Act, each certificate representing (i) this Warrant, (ii) the Warrant Stock and (iii) any other securities issued in respect to Common Stock issued upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF (A) SUCH REGISTRATION, (B) AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (C) ORCHESTRA BIOMED HOLDINGS, INC. OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS COMPLIANT WITH SUCH LAWS.

2.3Holder acknowledges that the Company is an issuer described in subparagraph (i)(1)(ii) of Rule 144. Any Warrant Stock issued pursuant to this Warrant shall initially be issued in Holder’s name (or its designee’s name) in book entry form on the records of the Company’s transfer agent (the “Transfer Agent”), and, other than in connection with a sale either registered under the Securities Act or made pursuant Rule 144, will not be permitted to be transferred to a Holder’s own brokerage account for a period of at least one year from (i) the date of issuance of the Warrant Stock or (ii) the date of issuance of this Warrant if the Warrant Stock is issued pursuant to Section 1.2) (as applicable, the “One Year Period”) and then only if an opinion is provided that is acceptable to the Transfer Agent with respect to removal of the restricted legend on the Warrant Stock (a  “Legend Removal Opinion”). In connection with a Legend Removal Opinion, Holder shall, if requested by the Company, provide certain representations regarding only making sales when there is current public information regarding the Company, as required by subparagraph (i)(2) of Rule 144. If requested by Holder, after the expiration of the One-Year Period, the Company shall use its commercially reasonable efforts to cause its counsel to issue a Legend Removal Opinon and permit the transfer of Warrant Stock to Holder’s brokerage account.

2.4Holder of this Warrant and each person to whom this Warrant is subsequently transferred represents and warrants to Company and agrees (by acceptance of such transfer) that it will not transfer this Warrant (or securities issuable upon exercise hereof unless a registration statement under the Securities Act was in effect with respect to the issuance of such securities) unless (i) pursuant to an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction, (ii) pursuant to Rule 144 (or any successor rule under the Securities Act permitting the public disposition of securities), (iii) Company receives an opinion of counsel, reasonably satisfactory to Company, that an exemption from such registration is available or (iv) Company otherwise satisfies itself that such transaction is exempt from registration.

3.Shares to be Fully Paid; Reservation of Shares. Company covenants and agrees that all shares of Warrant Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Warrant Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. Company will take all such action as may be necessary to assure that such shares of Warrant Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Warrant Stock may be listed. Company will not take any action which would result in any adjustment of the Stock Purchase Price (i) if the total number of shares of Warrant Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Warrant Stock then outstanding and all shares of Warrant Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Warrant Stock then authorized by Company’s Certificate of Incorporation, as amended and restated from time to time (the “Charter”) or (ii) if the par value per share of the Warrant Stock would exceed the Stock Purchase Price.

4.Adjustment to Warrant Stock and Stock Purchase Price.

4.1Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of Warrant Stock payable in additional shares of Warrant Stock or other securities or property (other than cash), then upon exercise of this Warrant, for each share of Warrant Stock acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the shares of Warrant Stock of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of Warrant Stock by reclassification or otherwise into a greater number of shares, the number of shares of Warrant Stock purchasable hereunder shall be proportionately increased and the Stock Purchase Price shall be proportionately decreased. If the outstanding shares of Warrant Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Stock Purchase Price shall be proportionately increased and the number of shares of Warrant Stock shall be proportionately decreased.

4.2Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of Warrant Stock are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the shares of Warrant Stock been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 4.2 shall similarly apply to successive reclassifications, exchanges, combinations, substitutions, replacements or other similar events.

4.3Notice/Certificate as to Adjustments. Upon each adjustment of the Stock Purchase Price, class and/or number of shares issuable upon exercise of this Warrant, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Stock Purchase Price, class and/or number of shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer, including computations of such adjustment and the Stock Purchase Price, class and number of shares in effect upon the date of such adjustment.

5.Issue Tax. The issuance of certificates for shares of Warrant Stock upon the exercise of this Warrant shall be made without charge to Holder of this Warrant for any issue tax in respect thereof; provided, however, that Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of this Warrant being exercised.

6.No Impairment. The Company shall not, by amendment of its Charter or bylaws, amendment of the Rights Agreement, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant.

7.No Voting Rights; Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon Holder hereof the right to vote or to consent as a stockholder in respect of meetings of stockholders for the election of directors of Company or any other matters or any rights whatsoever as a stockholder of Company. No dividends or interest shall be payable in respect of this

Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised; provided, however, that if any dividends are due or paid at any time on the underlying securities for which this Warrant is exercisable, then upon exercise, the securities issued to Holder shall be deemed to have accrued dividends and be paid identical dividends from the same time as the outstanding shares for which this Warrant is exercisable were first issued (or, if later, the date of this Warrant). No provisions hereof, in the absence of affirmative action by Holder to purchase shares of Warrant Stock, and no mere enumeration herein of the rights or privileges of Holder hereof, shall give rise to any liability of such Holder for the Stock Purchase Price or as a stockholder of Company, whether such liability is asserted by Company or by its creditors.

8.Amendment of Charter. Unless Holder consents thereto in writing, Company shall not amend its Charter prior to the exercise of this Warrant if the Warrant Stock would be adversely affected by such amendment in a manner that would be more adverse to Holder with respect to the shares of Warrant Stock issuable upon the exercise of this Warrant than, and substantially disproportionate to, such amendment’s effect on the other holders of the same class or series of Warrant Stock.

9.Registration Rights. The Company shall register the resale of the Warrant Stock issuable upon exercise of this Warrant under the Securities Act on Form S-1 (or any other form available to the Company at the time) within ninety (90) days of the date of issuance of this Warrant and shall maintain such registration for as long as the Company is required to maintain the registration of “Registrable Securities” (as such term in defined in the Company’s Amended and Restated Registration Rights and Lock-Up Agreement, dated January 26, 2023 (the “Company RRA”)) pursuant to the Company RRA. For the avoidance of doubt, the Company shall comply with the provisions of Article III (Company Procedures) and Article V (Indemnification and Contribution) of the Company RRA in connection with the registration of the resale of any Warrant Stock issuable upon exercise of this Warrant.

10.Rights and Obligations Survive Exercise of Warrant. The rights and obligations of Company, of Holder of this Warrant and of the holder of shares of Warrant Stock issued upon exercise of this Warrant, contained in Sections 2, 6, 8, 9 and 18 shall survive the exercise of this Warrant.

11.Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

12.Notices. Any notice, request or other document required or permitted to be given or delivered to Holder or Company shall be deemed to have been given (i) upon receipt if delivered personally, (ii) upon confirmation of receipt if by electronic mail or telecopy (or, if no confirmation is received, then  on the next business day), (iii) one business day after the business day of deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt, or (iv) three business days after deposit in the US mail, with postage prepaid and certified or registered, to each such Holder at its address as shown on the books of Company or to Company at the address indicated therefor in the opening paragraphs of this Warrant (or at such other location as Company advises Holder in writing).

13.Survival of Certain Obligations. All of the obligations of Company relating to the Warrant Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of Company shall inure to the benefit of and be binding upon the successors and permitted assigns of Holder.

14.Descriptive Headings and Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, without giving effect to conflicts of law principles.

15.Lost Warrants or Stock Certificates. Company agrees that upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction, or mutilation of any Warrant or stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, Company at its expense will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

16.Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price.

17.Representations of Holder. With respect to this Warrant, Holder represents and warrants to Company as follows:

17.1Experience. It is experienced in evaluating and investing in companies engaged in businesses similar to that of Company; it understands that investment in this Warrant involves substantial risks; it has made detailed inquiries concerning Company, its business and services, its officers and its personnel; the officers of Company have made available to Holder any and all written information it has requested; the officers of Company have answered to Holder’s satisfaction all inquiries made by it; and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Company and it is able to bear the economic risk of that investment.

17.2Investment. It is acquiring this Warrant for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. It understands that this Warrant, the shares of Warrant Stock issuable upon exercise thereof have not been registered under the Securities Act, nor qualified under applicable state securities laws. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the shares of Warrant Stock.

17.3Rule 144. It acknowledges that this Warrant and the Warrant Stock must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.

17.4Access to Data. It has had an opportunity to discuss Company’s business, management and financial affairs with Company’s management and has had the opportunity to inspect Company’s facilities. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities, including access to the Company’s filings made pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, on the United States Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval System (“EDGAR”). Holder further has had the opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

17.5Accredited Investor. It is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

18.Additional Representations and Covenants of Company. Company hereby represents, warrants and agrees as follows:

18.1Corporate Power. Company has all requisite corporate power and corporate authority to issue this Warrant and to carry out and perform its obligations hereunder.

18.2Authorization. All corporate action on the part of Company, its directors and stockholders necessary for the authorization, execution, delivery and performance by Company of this Warrant has been taken. This Warrant is a valid and binding obligation of Company, enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

18.3Offering. Subject in part to the truth and accuracy of Holder’s representations set forth in Section 17 hereof, the offer, issuance and sale of this Warrant is, and the issuance of Warrant Stock upon exercise of this Warrant will be exempt from the registration requirements of the Securities Act, and are exempt from the qualification requirements of any applicable state securities laws; and neither Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

18.4Listing; Stock Issuance. Company shall secure and maintain the listing of the Warrant Stock issuable upon exercise of this Warrant upon each securities exchange or over-the-counter market upon which securities of the same class or series issued by Company are listed, if any. Upon exercise of this Warrant, Company will use commercially reasonable efforts to cause stock certificates representing the shares of Warrant Stock purchased pursuant to the exercise to be issued in the names of Holder, its nominees or assignees, as appropriate at the time of such exercise.

18.5Charter Documents. Company has filed on EDGAR true and complete copies of Company’s Charter, bylaws, each as amended and in effect on the date of issuance of this Warrant.

19.Counterparts; Facsimile; Electronic Mail. Each party’s execution and delivery of such party’s counterpart signature page to this Warrant via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall constitute such party’s effective execution and delivery of this Warrant and agreement to and acceptance of the terms hereof for all purposes.

20.Acquisition; Replacement Warrant. In the event of either (i) an Acquisition (as defined below) of the Company, (ii) the consummation of a business combination transaction involving the Company and/or any direct or indirect parent company thereof and a publicly traded U.S. domestic special purpose acquisition company or other similar U.S. domestic corporation that is a “blank check” company under applicable U.S. securities laws and formed for the purpose of effecting such a transaction, or (iii) the consummation of a business combination transaction involving the Company and/or any direct or indirect parent company thereof with any public company listed on a U.S. securities exchange, then in the event this Warrant has not been previously exercised the Company shall cause to be issued to the Holder a replacement warrant exercisable for an equivalent number of shares of common stock of the resulting entity equal to the unexercised portion of this Warrant (the “Replacement Warrant”). The Replacement Warrant shall otherwise contain terms and conditions substantially equivalent to this Warrant. For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (A) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company; (B) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (C) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power.

21Notice of Certain Events. If the Company proposes at any time to:

21.1declare any dividend or distribution upon the outstanding shares of Warrant Stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;

21.2offer for subscription or sale pro rata to all holders of the outstanding shares of shares of Warrant Stock any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights);

21.3effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of Warrant Stock; or

21.4effect an Acquisition or to liquidate, dissolve or wind up.

then, in connection with each such event, the Company shall give Holder:

21.5in the case of the matters referred to in (21.1) and (21.2) above, at least ten (10) business days prior written notice of the earlier to occur of the effective date thereof or the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding Common Stock will be entitled thereto) or for determining rights to vote, if any; and

21.6in the case of the matters referred to in (21.3) and (21.4) above at least ten (10) business days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of Common Stock will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event and such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such event giving rise to the notice).

provided, that the Company’s failure to give any such notice of such actions pursuant to this Section 21 shall not affect the validity of any such actions by the Company.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Company has caused this Warrant to be duly executed by its officer, thereunto duly authorized as of the date of issuance set forth on the first page hereof.

By:	/s/ Andrew Taylor
Name:	Andrew Taylor
Title:	Chief Financial Officer

AGREED AND ACCEPTED:

HOLDER:

AVENUE VENTURE OPPORTUNITIES FUND, L.P.

By:	Avenue Venture Opportunities Partners, LLC
Its:	General Partner
By:	GL Venture Opportunities Partners I LLC
Its:	Managing Member

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	Member

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To:

□

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, (1)                                (                ) shares[1] (the “Shares”) of Stock of                      and herewith makes payment of                                          Dollars ($              ) therefor, and requests that the certificates for such shares be issued in the name of, and delivered to,                  , whose address is                   .

□	The undersigned hereby elects to convert percent ( %) of the value of the Warrant pursuant to the provisions of Section 1.2 of the Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 17 of this Warrant and by its signature below hereby makes such representations and warranties to Company.

Dated

Holder:

By:

Its:

(Address)

1 Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Warrant Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be issuable upon exercise.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned, the holder of the within Warrant, hereby sells, assigns and transfers all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Warrant Stock covered thereby set forth herein below, unto:

Name of Assignee	Address	No. of Shares

Dated

Holder:

By:

Its:

EXHIBIT “A”

[On letterhead of Company]

Reference is hereby made to that certain Warrant dated October 6, 2023 issued by ORCHESTRA BIOMED HOLDINGS, INC., a Delaware corporation (the “Company”), to AVENUE VENTURE OPPORTUNITIES FUND, L.P., a Delaware limited partnership (the “Holder”).

[IF APPLICABLE] The Warrant provides that the actual number and type of shares of Company’s capital stock issuable upon exercise of the Warrant and the initial exercise price per share are to be determined by reference to one or more events or conditions subsequent to the issuance of the Warrant. Such events or conditions have now occurred or lapsed, and Company wishes to confirm the actual number of shares issuable and the initial exercise price. The provisions of this Supplement to Warrant are incorporated into the Warrant by this reference, and shall control the interpretation and exercise of the Warrant.

This certifies that Holder is entitled to purchase from Company                   , at the Holder’s option, either (i) (             ) fully paid and nonassessable shares of Company’s             Stock at a price of               Dollars ($                ) per share or (ii) (               ) fully paid and nonassessable shares of Company’s                   Stock at a price of                Dollars ($              ) per share.

Executed this               day of                                                  , 20               .

ORCHESTRA BIOMED HOLDINGS, INC.

By:

Name:

Title: